Exhibit 99.1

The Container Store Group, Inc. Announces Preliminary Unaudited Selected Financial Results for

Fourth Quarter and Fiscal Year 2019

Coppell, TX — May 12, 2020 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced preliminary results for the fourth quarter and fiscal year 2019 ended March 28, 2020.

Melissa Reiff, Chairwoman and Chief Executive Officer commented, “Our fourth quarter performance was tracking to our expectations until the last few weeks of the quarter when the COVID-19 pandemic resulted in disruption to our operations, including store closures. As previously announced, to protect the health and safety of our employees and customers, we temporarily closed all stores and shifted select locations to operate with click & pick up/contactless curbside delivery and scheduled in-store appointments (allowing only limited customers in the store at a time). We also made difficult decisions to swiftly cut costs and reduce cash outlays to preserve our financial health during this time. We will follow state and local directives when making re-opening decisions.”

Ms. Reiff continued, “I am so proud of our teams’ contributions during this incredibly difficult time for all. It is their hard work and commitment that has enabled us to be nimble and flexible. We have executed difficult but necessary actions in managing our costs, while simultaneously maximizing the opportunities for our customers with our fully-integrated website, click & pickup/contactless curbside delivery service and in-store appointments in select stores. Since the beginning of fiscal 2020, which began on March 29, online customer orders have nearly quadrupled the level of the prior year. While we are not providing financial guidance for fiscal 2020 at this time, with the strength of our online business and the swift cost actions we are implementing, I feel confident in our ability to successfully navigate this unprecedented environment.”

Given the timing of COVID-19 and the impact on the Company’s business, the Company is still finalizing its annual closing procedures, including its impairment analysis and final tax provision. The Company expects to file its Form 10-K in the coming weeks, and may rely on the Securities and Exchange Commission’s relief for companies that are unable to meet a filing deadline due to circumstances related to COVID-19.

Preliminary Unaudited Fourth Quarter and Full Year Fiscal 2019 Results

For the fourth quarter (thirteen weeks) ended March 28, 2020:

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The Company’s consolidated net sales are estimated to be $241.3 million, down 4.7% compared to the fourth quarter of fiscal 2018, due primarily to the impact of COVID-19. Net sales in The Container Store retail business (“TCS”) are estimated to be $224.1 million, down approximately 4.9%. Elfa International AB (“Elfa”) third-party net sales are estimated to be $17.3 million, down approximately 1.1% compared to the fourth quarter of fiscal 2018, however, excluding the impact of foreign currency translation, Elfa third-party sales are expected to be up 4.6%.

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Comparable store sales are estimated to decrease 3.6% with Custom Closets sales expected to increase 1.5%, positively contributing approximately 80 basis points to comparable store sales. Other product categories are expected to decline 9.0%, negatively contributing approximately 440 basis points to comparable store sales.

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Consolidated gross margin is expected to be 59.0%, an increase of 40 basis points, compared to the fourth quarter of fiscal 2018. TCS gross margin is expected to decrease 10 basis points to 57.7%, primarily due to successful marketing and merchandising campaigns that drove a higher mix of lower margin product and service sales in the fourth quarter of fiscal 2019 and the negative impact of foreign currency. Elfa gross margin is expected to increase 570 basis points primarily due to lower direct material costs and production efficiencies.

Consolidated gross margin is expected to improve 40 basis points primarily due to the improvements in Elfa’s gross margin during the fourth quarter of fiscal 2019.
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Consolidated selling, general and administrative expenses (“SG&A”) are expected to decrease by 3.6% to $106.1 million in the fourth quarter of fiscal 2019 from $110.0 million in the fourth quarter of fiscal 2018. SG&A as a percentage of net sales is expected to increase approximately 50 basis points primarily due to the deleverage of occupancy, payroll, marketing and other costs associated with lower than expected sales resulting from the impact of COVID-19, partially offset by a reduction of credit card fee expenses associated with a bankcard settlement received during the quarter.

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Pre-opening costs are expected to increase to $2.2 million in the fourth quarter of fiscal 2019 as compared to $0.2 million in the fourth quarter of fiscal 2018. The increase is primarily due to $2.2 million of net costs associated with the opening of the Company’s second distribution center. The Company did not open any stores in the fourth quarter of fiscal 2019 or fiscal 2018.

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Consolidated net interest expense is expected to decrease 11.5% to $5.3 million in the fourth quarter of fiscal 2019 from $6.0 million in the fourth quarter of fiscal 2018. The decrease is primarily due to lower interest rates, combined with a lower principal balance on the Senior Secured Term Loan Facility (the “Term Loan Facility”).

For the year (fifty-two weeks) ended March 28, 2020:

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The Company’s consolidated net sales are estimated to be $916.0 million, up approximately 2.3% compared to fiscal 2018. Net sales at TCS are estimated to be $852.3 million, up approximately 2.7%. Elfa International AB (“Elfa”) third-party net sales are estimated to be $63.6 million, down approximately 2.9% compared to fiscal 2018, however, excluding the impact of foreign currency translation, Elfa third-party sales are expected to be up 3.8%.

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Comparable store sales are estimated to increase 2.9% with Custom Closets sales expected to be up 7.6%, contributing approximately 350 basis points of the increase in comparable store sales. Other product categories are expected to decline 1.0%, negatively contributing approximately 60 basis points to comparable store sales.

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Consolidated gross margin is expected to be 58.2%,  a  decrease of 30 basis points compared to fiscal 2018. TCS gross margin is expected to decrease 60 basis points to 57.4%,  primarily due to successful marketing and merchandising campaigns that drove a higher mix of lower margin product and service sales.  Elfa gross margin is expected to increase 290 basis points primarily due to lower direct materials costs and production efficiencies. Consolidated gross margin declined 30 basis points primarily due to the decline in TCS’s gross margin during fiscal 2019.

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Consolidated SG&A is expected to increase by 2.2% to $440.0 million from $431.0 million in fiscal 2018. SG&A as a percentage of net sales decreased 10 basis points. This was primarily due to Optimization Plan expenses incurred in fiscal 2018, partially offset by incremental Custom Closets marketing expenses incurred in fiscal 2019.

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Pre-opening costs are expected to increase to $8.2 million in fiscal 2019 as compared to $2.1 million in fiscal 2018. The increase is primarily due to $7.2 million of net costs associated with the opening of the Company’s second distribution center. The Company opened two new stores, including one relocation, in fiscal 2019 as compared to opening four new stores, including two relocations, in fiscal 2018.

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Consolidated net interest expense is expected to decrease 21.0% to $21.5 million in fiscal 2019 from $27.3 million in fiscal 2018.  In September 2018, the Company amended its Term Loan Facility, which decreased the applicable interest rate margins.

Balance sheet and liquidity highlights (preliminary and unaudited)

As previously announced on March 30, 2020, in light of the uncertain environment resulting from the COVID-19 pandemic, the Company drew down $50 million under its Revolving Credit Facility in fiscal March in an abundance of caution and as a proactive measure. As a result of the drawdown,  the Company has an outstanding balance of $78 million under the Revolving Credit Facility as of the date of this release.

The Company’s cash balance at March 28, 2020 was approximately $67.8 million. Total debt, net of deferred financing costs, at the end of the fourth quarter was $333.5 million, and liquidity(1) was $96.4 million.

(1) Cash plus availability on revolving credit facilities.

Management Remarks and Supplementary Slides

For further commentary on these preliminary results and current trends, please refer to the pre-recorded management remarks and supplementary slides available online at investor.containerstore.com.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The expected financial results discussed in this press release are preliminary and represent the most current information available to the Company’s management, as financial closing procedures for the fourth quarter and fiscal year ended March 28, 2020 are not yet complete. These estimates are not a comprehensive statement of the Company’s financial results for the fourth quarter and fiscal year ended March 28, 2020 and actual results may differ materially from these estimates as a result of the completion of year-end accounting procedures and adjustments, including the execution of the Company’s internal control over financial reporting, the completion of the preparation and audit of the Company’s financial statements and the subsequent occurrence or identification of events prior to the formal issuance of the audited financial statements for fiscal 2019. In addition, any statements regarding the Company’s financial performance in fiscal April 2020 or to date in the first quarter of fiscal 2020 are not necessarily indicative of the Company’s financial performance that may be expected to occur for the first quarter of fiscal 2020 or for any future fiscal period.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our future opportunities; our goals, strategies, priorities and initiatives; our anticipated financial performance; our plans in response to the outbreak of COVID-19 and re-opening our stores; and our anticipated reliance on the SEC’s extended filing deadlines for COVID-19 related circumstances.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the outbreak of COVID-19 and the associated impact on our business, results of operations and financial condition; our optimization plan may not result in improved sales and profitability; our inability to open or relocate new stores, or remodel existing stores, in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; risks relating to the opening of a second distribution center; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet-based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; effects of tax reform; and uncertainty with respect to tax and trade policies, tariffs and government regulations affecting trade between the United States and other countries.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10‑K filed with the Securities and Exchange Commission, or SEC, on May 30, 2019, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Note Regarding Non-GAAP Information

This press release refers to the growth in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of Elfa third-party net sales growth without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading retailer of storage and organization products and solutions – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to help customers accomplish projects, maximize their space and make the most of their home. The Container Store also offers a full suite of custom closets designed to accommodate all sizes, styles and budgets.

Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for inspiration, tips and real solutions to everyday organization challenges, and www.whatwestandfor.com to learn more about the company’s unique culture.

Investors:

ICR, Inc.

Farah Soi/Caitlin Churchill

203-682-8200

Farah.Soi@icrinc.com

Caitlin.Churchill@icrinc.com

or

Media:

The Container Store Group, Inc.

Felipe Avila, 972-538-6674

publicrelations@containerstore.com

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